                                                                   EXHIBIT 22



                            SUBSIDIARY OF REGISTRANT


     At October 31, 2001, the Company has one wholly-owned subsidiary, Madison Pipe Line Co. The subsidiary was organized under the laws of the State of Texas and the accounts of this subsidiary are included in the Company's consolidated financial statements.